Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, $0.0001 par value per share, of LogicMark, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: October 18, 2024

The Winvest Investment Fund Management Corp.

By:	/s/ Jourdan Matthews
Name:	Jourdan Matthews
Title:	Chief Executive Officer

/s/ Jourdan Matthews
Jourdan Matthews